Exhibit 99.1

Media Contact:	Vanessa Lépice
Office:	972.464.0014
Cell:	214.551.1558
Email:	VanessaL@QuestRMG.com

Infinity Resources Holdings Corp. Changes Name to

Quest Resource Holding Corporation

Frisco, TX—October 28, 2013

Infinity Resources Holdings Corp. (OTCQB: IRHC) announced that effective October 28, 2013 it is changing its name to Quest Resource Holding Corporation and has a new trading symbol of “QRHC.” Quest Resource Holding Corporation (“Quest”) owns a portfolio of operating companies that focus on sustainability, recycling, and resource management, providing innovative solutions as well as operating the well-known Earth911.com portal for published digital content and data for a lower-waste lifestyle.

With the new name, Quest unveiled a new logo and a new tag line, “To Challenge, Manage & Inform.” The transition to the new name, including rebranding marketing materials, will take place over the next month. In addition, Quest is moving its principal business offices from Scottsdale, Arizona to Frisco, Texas and will now office at 6175 Main Street, Suite 420, Frisco, Texas 75034.

The name change comes a few months after completing the acquisition of Quest Resource Management Group, LLC, which is the largest operating subsidiary of the Quest portfolio. “This represents more than a name change,” said Brian Dick, CEO of Quest. “It illustrates our focus on changing the industry, helping clients optimize their resources to maximize profitability, and informing consumers about innovative ways to rethink the possibilities and strategies to achieve a zero waste lifestyle.”

About Quest Resource Holding Corporation

Quest provides the most effective “from conception through consumption” programs for sustainability, recycling, and resource management. Through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc., Quest designs and manages the program’s execution and delivers the digital resource for content and data for a lower-waste lifestyle. Quest is dedicated to creating a more sustainable and profitable approach for its enterprise clients, and a multifaceted and inclusive medium for sustainability publishing. (OTCQB: QRHC)(www.QRHC.com)

About Quest Resource Management Group, LLC

Quest Resource Management Group, LLC (“QuestRMG”) is a full service environmental consulting and management company, headquartered in Frisco, Texas. Quest RMG supports the efforts of Fortune 500 companies to maximize profits and mitigate risks, while minimizing their ecological footprints. QuestRMG’s clients span numerous industry segments, including food services, hospitality, healthcare, manufacturing, construction, automotive aftermarket, and fleet industries. QuestRMG provides clients with comprehensive sustainability programs, innovative recycling solutions, and proven environmental protection. Quest prides itself in delivering targeted solutions exclusively tailored to the needs of each respective client. QuestRMG is a subsidiary under the Quest portfolio of companies (OTCQB: QRHC). (www.questrmg.com)

About Earth911, Inc.

Earth911, Inc. (“Earth911”) supports the growth and goals of businesses and the information needs of consumers on topics relevant to recycling and low waste. Through its data division, Earth911 is the technology partner for businesses to create unique consumer engagement opportunities through recycling intelligence, powered by the largest directory of recycling information in the United States. Earth911.com is our lifestyle and media publishing division that connects advertising partners with consumers in all aspects of their daily lives, from work and home to food and style. Earth911 is a subsidiary under the Quest portfolio of companies (OTCQB: QRHC). (www.earth911.com)